UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2019

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas		72211
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2019, the Board of Directors (the “Board”) of Uniti Group Inc. (the “Company”) approved an increase in the size of the Board from five to six members and appointed Ms. Carmen Perez-Carlton to fill the newly created vacancy, effective immediately.  Ms. Perez-Carlton has not been appointed to serve on any of the Board’s committees at this time, and any future assignments have not been determined.

Ms. Perez-Carlton will be compensated for her board service in accordance with the Company’s non-employee director compensation program, as more fully described in the “Director Compensation” section of the Company’s definitive proxy statement for the 2019 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 4, 2019, and will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant. Ms. Perez-Carlton will also enter into the Company’s standard indemnity agreement for directors and executive officers.

There are no arrangements or understandings between Ms. Perez-Carlton and any other person pursuant to which she was selected to serve on the Board, and Ms. Perez-Carlton is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2019	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President – General Counsel and Secretary